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                                                                    EXHIBIT 2.3

                         AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 13, 1995, between CHANNEL AMERICA TELEVISION NETWORK, INC., a Delaware corporation (the "Company"); EVRO NETWORK, INC., a Florida corporation ("EVRO Subsidiary"), the Company and EVRO Subsidiary sometimes being hereinafter collectively referred to as the "Constituent Corporations;" EVRO CORPORATION, a Florida corporation ("Purchaser"), which owns all of the outstanding shares of capital stock of the EVRO Subsidiary; and DAVID A. POST, LANCE LAIFER, DONALD KUSHNER, BURTON KANTER, RANDOLPH L. PACE, HOWARD WHITE, ELVIN FELTNER and THOMAS KEMPNER, individually and/or in their capacities as representatives of the parties (hereinafter collectively referred to as the "Key Stockholders" or "Stockholders") reflected as their interests appear on
Schedule I attached to and made a part of this Agreement.


                                   RECITALS

       WHEREAS, the Boards of Directors of EVRO Subsidiary and the Company each have determined that it is in the best interests of their respective shareholders for the Company to be merged into the EVRO Subsidiary upon the terms and subject to the conditions set forth herein;

       WHEREAS, the Stockholders and Purchaser have expressed their intention and desire to support and vote their shares of capital stock of the respective Constituent Corporations in favor of such merger; and

       WHEREAS, the Company, the EVRO Subsidiary and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.



                                  ARTICLE I

                                Defined Terms

       The following terms, when used in this Agreement shall have the meaning set forth herein:

       "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

       "Certificate" shall have the meaning set forth in Section 3.1.





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       "Closing" shall have the meaning set forth in Section 2.4.

       "Closing Date" shall have the meaning set forth in Section 2.4.

       "Code" shall have the meaning set forth in Section 6.1(h)(ii).

       "Company" shall have the meaning set forth in the introductory paragraph hereof.

       "Constituent Corporations" shall have the meaning set forth in the introductory paragraph hereof.

       "Contracts" shall have the meaning set forth in Section 6.1(d)(ii)

       "Delaware Certificate of Merger" shall have the meaning set forth in
       Section 2.5.

       "Dissenting Stockholders" shall have the meaning set forth in Section 5.1(a).

       "Dividend Distributions" shall have the meaning set forth in Section 7.1(b).

       "Effective Time" shall have the meaning set forth in Section 2.5.

       "Employees" shall have the meaning set forth in Section 6.1(h).

       "Escrow Agent" shall have the meaning set forth in Section 5.1(c).

       "Escrow Closing" shall have the meaning set forth in Section 5.1(c).

       "EVRO Subsidiary" shall have the meaning set forth in the introductory paragraph hereof.

       "FCL" shall have the meaning set forth in Section 2.1.

       "Financial Statements" shall have the meaning set forth in Section
       6.1(e).

       "Florida Certificate of Merger" shall have the meaning set forth in
       Section 2.5.

       "Intangible Personal Property" shall have the meaning set forth in
       Section 6.1(o).

       "Liens" shall have the meaning set forth in Section 6.1(k).

       "Merger" shall have the meaning set forth in Section 2.1.





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       "Merger Share Consideration" shall have the meaning set forth in Section
       5.1(a).

       "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

       "Registration Statement" shall have the meaning set forth in Section 2.2.

       "Regulatory Filings" shall have the meaning set forth in Section 6.1(d).

       "Representatives" shall have the meaning set forth in Section 7.4.

       "SEC" shall have the meaning set forth in Section 2.2.

       "Shares" shall have the meaning set forth in 5.1(a).

       "Stockholders"/"Key Stockholders" shall have the meaning set forth in the introductory paragraph hereof.

       "Surviving Corporation" shall have the meaning set forth in Section 2.1.

       "Tax Returns" shall have the meaning set forth in Section 10.2(a)



                                  ARTICLE II

                     The Merger; Closing; Effective Time

       2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Company shall be merged with and into EVRO Subsidiary and the separate corporate existence of the Company shall thereupon cease (the "Merger"). EVRO Subsidiary shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida, and the separate corporate existence of EVRO Subsidiary with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Florida Corporation Law (the "FCL").

       2.2. Registration Statement. Following the Escrow Closing and upon increasing its authorized common shares from Two Million Five Hundred Thousand (2,500,000) shares to Thirty-Five Million (35,000,000) shares, the Purchaser shall cause a Form S-4 registration statement ("Registration Statement") to be prepared and filed with the Securities and Exchange Commission ("SEC") covering the shares of the Purchaser's restricted common stock being exchanged for the Company's common stock pursuant to this Agreement.





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       2.3  Shareholder Meetings.  Upon the Registration Statement being declared effective by the SEC, the Company and Purchaser shall each call a meeting of its respective shareholders to vote on the Merger. The Company and Purchaser shall provide their respective shareholders with the Joint Proxy Statement and Prospectus as contained in the Registration Statement.

       2.4. Closing. The closing of the Merger (the "Closing") shall take place at the offices of the Company at 10:00 A.M. within three (3) business days after the Registration Statement has been declared effective and shareholder approval has been obtained or at such other place and time subsequent to the Registration Statement being declared effective and shareholder approval has been obtained as the parties hereto agree in writing.

       2.5. Effective Time. Immediately, but not more than twenty-four (24) hours, following the Closing Date, the Company and the EVRO Subsidiary will cause a Certificate of Merger (the "Florida Certificate of Merger") to be executed and filed with the Secretary of State of Florida as provided in the FCL, as well as a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in the Delaware Corporation Law ("DCL"). The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware, and such time is hereinafter referred to as the "Effective Time."


                                 ARTICLE III

                   Certificate of Incorporation and By-Laws
                         of the Surviving Corporation

       3.1. The Certificate of Incorporation. The Certificate of Incorporation of EVRO Subsidiary (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the FCL.

       3.2. The By-Laws. The By-Laws of EVRO Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the FCL.


                                  ARTICLE IV

                            Officers and Directors
                         of the Surviving Corporation

       4.1. Officers and Directors. The directors and the officers of the EVRO Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors and officers, of the Surviving





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Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws. Notwithstanding anything to the contrary contained herein, Purchaser has agreed that the Board of Directors of the Company shall be entitled to designate one
(1) member to serve on Purchaser's Board of Directors. Purchaser has further agreed that following the Merger, the Stockholders shall be entitled to elect one (1) member to serve on Purchaser's Board of Directors at each shareholders meeting called for the purpose of electing directors. Purchaser shall cause its by-laws to be amended to permit both of these actions.



                                  ARTICLE V

                        Conversion or Cancellation of
                             Shares in the Merger

       5.1. Conversion or Cancellation of Shares. The manner of converting or cancelling shares of the Company and EVRO Subsidiary in the Merger shall be as follows:

               (a) The Purchaser shall authorize a Series H convertible preferred stock which preferred stock shall be convertible into common stock upon the Purchaser increasing its authorized common stock from Two Million Five Hundred Thousand (2,500,000) shares to Thirty-Five Million (35,000,000) shares. Upon conversion, the preferred stock shall be convertible into Eight Million Dollars ($8,000,000.00) worth of Purchaser's restricted common stock. The Series H convertible preferred stock shall be authorized by Purchaser's Board of Directors and delivered to the Escrow Agent within five (5) business days following the execution of this Agreement. At the Effective Time, the Purchaser's restricted common stock shall be registered under the Act of 1933 as amended, and shall be exchanged for the common stock of the Company on a pro rata basis except for those shares of Company's common stock ("Shares") which are held by stockholders of the Company not electing to exchange their Shares for shares of Purchaser ("Dissenting Stockholders") who shall have exercise appraisal rights pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FCL, or Section 8-262 of the DCL, as the case may be, by virtue of the Merger ("Merger Share Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Sections 607.1301, 607.1302 and
607.1320 of the FCL, or Section 8-262 of the DCL, as the case may be.

               (b) At the Effective Time, each share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration





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therefor and shall cease to exist.

               (c) Within three (3) business days of the execution of this Agreement by David A. Post, Chairman, for the Company and Daniel M. Boyar, President and CEO, for Evro Corporation and Evro Network, Inc., ("Escrow Closing"), Purchaser shall deposit with a mutually agreed-upon Escrow Agent an initial cash payment of Six Hundred Thousand Dollars ($600,000.00) and an interest-bearing Promissory Note bearing simple interest at the rate of eight percent (8%) per annum which is due and payable six (6) months from the date this Agreement is executed in the amount of Four Hundred Thousand Dollars ($400,000.00).

               (d) For the purposes of subparagraph 5.1(a) above, the Purchaser's restricted common stock shall be valued at its average market price for the five (5) business days immediately prior to the execution of this Agreement.

       5.2. Dissenters' Rights. If any Dissenting Stockholder shall demand to be paid the "fair value" of such holder's Shares, as provided in Sections 607.1301, 607.1302 and 607.1320 of the FCL, or Section 8-262 of the DCL, as the case may be, the Company shall give EVRO Subsidiary notice thereof and EVRO Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of EVRO Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to
Section 5.1.

       5.3. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company at or after the Effective Time.


                                  ARTICLE VI

                        Representations and Warranties

       6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and EVRO Subsidiary that:

               (a) Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, its respective jurisdiction of incorporation, and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. The Company has the requisite corporate power and authority to carry on its respective business as it is now being conducted. The Company has made available to the Purchaser a complete and correct





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copy of the Certificate and By-Laws of the Company as amended to date.  The
Company's Certificate and By-Laws of the Company so delivered are in full force and effect. The Company has one subsidiary, Channel America LPTV License Subsidiary, Inc.

               (b) Authorized Capital. The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Common Stock, of which Three Million Four Hundred Eleven Thousand Nine Hundred Sixty (3,411,960) shares are outstanding before the conversion of the notes payable and preferred stock into the Company's common stock and One Million (1,000,000) shares of Preferred Stock of which One Hundred Thirty-Six Thousand Two Hundred Sixty-Two (136,262) shares are outstanding prior to conversion of the preferred stock into the Company's common stock. All of the outstanding shares of common and preferred have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 6.1(b), attached hereto and made a part hereof, there are no shares of capital stock of the Company authorized, issued, outstanding, or reserved for issuance, and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company.

               (C) Corporate Authority. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

               (d)      Governmental Filings; No Violations.

                          (i)  As of the Effective Time, no notices, reports or
other filings ("Regulatory Filings") except for FCC approval for the Company's station licenses will be required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authorities of the United States, any of the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would have a material adverse effect on the properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                         (ii)  The execution and delivery of this Agreement by
the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in a breach or violation of, or a default under, the Certificate or By-Laws of the Company.

                        (iii) The execution and delivery of the Agreement by the Company will not to the best of the Company's knowledge and belief constitute or result in a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other





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encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other material obligation ("Contracts") of the Company or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject.

               (e) Financial Statements. The financial statements of the Company for the fiscal year ended December 31, 1994 (the "Financial Statements"), copies of which have heretofore been delivered by the Company to the Purchaser have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly in all material respects the financial position of the Company as at the dates thereof and the results of its operations and its cash flows for the periods indicated. As of June 30, 1995, the Company had no liabilities, obligations or indebtedness whether absolute, accrued, contingent or otherwise) material to the Company taken as a whole, of a nature required by generally accepted accounting principles to be reflected on a balance sheet of the Company which were not reflected on the balance sheet dated December 31, 1994, included in the Financial Statements.

               (f) Absence of Certain Changes. Since December 31, 1994, the Company has conducted its respective business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of business and there has not occurred (I) any event which is likely to result in an adverse change in the properties, financial condition or results of operations of the Company taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any change by the Company in material accounting principles, practices or methods.

               (g) Litigation and Liabilities. There are no (I) actions, suits or knowledge of proceedings pending or, to the knowledge of the management of the Company, threatened against the Company, except for those set forth in Schedule 6.1(g), attached hereto and made a part hereof, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the Company is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that are reasonably likely to result in any liabilities of the Company or any of its subsidiaries that, alone or in the aggregate, would have a material adverse effect on the properties, financial condition or results of operations of the Company taken as a whole.

               (h) Employee Benefits. The Company does not now have and never has had any qualified or non-qualified employee pension or profit-sharing plans. The Company has a stock bonus and stock option plan; however, no grants, stock or options are outstanding.

               (I) Brokers and Finders. Neither the Company nor any of its officers, directors or employees nor any of the Stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated





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herein, except for Jefferies & Company, Inc., which is owed a minimum fee of
One Hundred Fifty Thousand Dollars ($150,000.00) which is due and payable by the Escrow Agent on behalf of the Company out of the escrowed funds at Closing.

               (j) Leases. Each material lease of real or personal property of the Company is in full force and effect and the Company knows of no default which would give rise to a right of termination in respect of such lease. No consent of any lessor under any lease of real or personal property or any owner of property which is the subject of any leases is required for the consummation of this Agreement.

               (k) Title to Assets. To the best of the Company's knowledge and belief, all of the assets of the Company which are reflected in the financial statements referred to in Section 6(e) or which have been acquired since that date are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, leases, subleases, charges or other claims of third parties of any kind (collectively, the "Liens"), other than Liens identified in
Schedule 6(k), Liens for current taxes and assessments not yet due and payable and other Liens consisting of utility and similar ordinary-course easements that do not detract from the value or interfere with the use of the property to which they attach.

               (l) Condition of Assets. The assets which are necessary to operate the Company's business as currently conducted by the Company are in good condition, order and repair, taking into account their current use and age, ordinary wear and tear and normal maintenance.

               (m) Certain Contracts and Commitments. The parties acknowledge that a fee of One Hundred Fifty Thousand Dollars ($150,000.00) shall be paid to David A. Post by the Escrow Agent on behalf of the Company out of the escrowed funds at the Closing. In addition, Schedule 6(m) hereto sets forth a true and complete list of all other agreements, contracts or commitments which are material to the business, operations or financial condition of the Company or which requires payment of more than $10,000.00 in any year or $50,000.00 in the aggregate or which has a remaining term of more than three (3) months:

               A true and complete copy of each of such agreements, contracts and commitments has been delivered to Purchaser by the Company. There has not occurred any material breach or default under any thereof on the part of any party thereto. There are no material agreements between the Company on the one hand, and any person or entity (other than the Company), on the other hand, which is on the date of this Agreement (or was at any time prior hereto) an affiliate of the Company.

               (n) Labor Relations. The Company is not a party to any collective bargaining agreement with its employees.

               The Company is not engaged in any unfair labor practice; there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any





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other labor grievance board, body or tribunal; there is no labor strike, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against or affecting the Company; no representation question exists respecting the employees of the Company; no material grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending; and the Company has not experienced any work stoppage or other material labor difficulty during the past three (3) years.

               (o) Personal Property. Schedule 6(o) attached hereto sets forth a list, including the location thereof of all vehicles, furniture, machinery, equipment, fixtures and other tangible personal property owned by the Company and used in the operations of the Company.

               Schedule 6(o) contains (I) an accurate description of the material items of intangible personal property owned by, licensed to or by or used in the business of, the Company, including, but not limited to, trade names, trademarks, service marks, copyrights and registrations and applications for any of the foregoing (collectively "Intangible Personal Property"), and
(ii) a true and complete list of all material licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for any such item of Intangible Personal Property.

               Schedule 6(o) hereto sets forth a true and complete listing of each other license and permit held by the Company and which is material to the operation of the business of the Company.

               (p) Ability to Conduct Business. The Company is not subject to or bound by any judgment, order, writ, injunction or decree of any court or of any governmental authority or of any arbitration which, after the Closing Date, would prevent the use by the EVRO Subsidiary of assets or rights of any nature material to the operations of the Company, or impair the conduct by the EVRO Subsidiary of the business of the Company, in each case in accordance with present practices.

               (q) Powers of Attorney; Guaranties. The Company has no general or special powers of attorney outstanding (whether as grantor or nor grantee thereof) nor any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity (other than any subsidiary of the Company), except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business and except for powers of attorney or such other obligations and liabilities that will cease, terminate or expire at or prior to the Closing.

               (r) Severance and Termination Agreements, Etc. The Company is not a party to any agreement providing for severance or termination, payments, or payments in connection with any change in control of the Company, or any employment agreement with, any employee, officer or director of the Company, with the exception of David Post and Allen Christopher.





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               (s)      Insurance.  Schedule 6(s) hereof consists of a list of
all material policies of fire, liability, worker's compensation, vehicular and other forms of insurance owned or held by the Company. All such policies are in full force and effect.

               (t) Accuracy of Information. Each schedule and certificate furnished hereunder is true, correct and complete in all material respects. No statement, representation or warranty by the Company in this Agreement or in any document, certificate or schedule furnished by the Company to Purchaser prior to the date hereof contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

       6.2. Representations and Warranties of EVRO Subsidiary and/or Purchaser. EVRO Subsidiary and Purchaser each represents and warrants to the Company that:

               (a) Corporate Organization and Qualification. Each of Purchaser and EVRO Subsidiary are corporations duly organized, validly existing and in good standing under the laws of Florida, their respective jurisdiction of incorporation and are in good standing as foreign corporations in each jurisdiction where the properties owned, leased or operated, or the business conducted, by them require such qualification except for such failure, which when taken together with all other such failures, would not have a material adverse effect on the properties, financial condition or results of operations of either Purchaser or EVRO Subsidiary and its subsidiaries taken as a whole.

               (b) Authorized Capital and Balance Sheet. The authorized capital stock and unaudited balance sheet as of March 31, 1995 of the Purchaser are, to the best of the Purchaser's knowledge and belief, accurately reflected on the 10 QSB which was filed with the SEC and is attached hereto and made a part hereof as Schedule 6.2(b).

               (c) Corporate Authority. The Purchaser and EVRO Subsidiary have the requisite corporate power and authority and as of the Effective Time will have taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of each of Purchaser and EVRO Subsidiary, enforceable against it in accordance with its terms.

               (d)      Governmental Filings; No Violations.

                          (I)  As of the Effective Time, no notices, reports or
other filings will be required to be made by Purchaser or EVRO Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or EVRO Subsidiary from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and EVRO Subsidiary and the consummation of the transactions contemplated hereby by Purchaser and EVRO Subsidiary, the failure to make or obtain any or all or which could prevent, materially delay or





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materially burden the transactions contemplated by this Agreement.

                          (ii)  To the best of their knowledge and belief, the
execution and delivery of this Agreement by Purchaser and EVRO Subsidiary does not, and the consummation of the transactions contemplated hereby by Purchaser and EVRO Subsidiary will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or EVRO Subsidiary or (B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or EVRO Subsidiary or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or EVRO Subsidiary is subject, except, in the case of this clause
(ii), for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent or materially delay the transactions contemplated by this Agreement.

               (e) Brokers and Finders. Neither the Purchaser, EVRO Subsidiary nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein.

               (f) Accuracy of Information. Each schedule and certificate furnished hereunder is true, correct and complete in all material respects. No statement, representation or warranty by the Purchaser or EVRO Subsidiary in this Agreement or in any document, certificate or schedule furnished by the Purchaser or EVRO Subsidiary to the Company prior to the date hereof contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.


                                 ARTICLE VII

                                  Covenants

       7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless the EVRO Subsidiary shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

               (a) The Board of Directors of the Company shall recommend to its shareholders the approval of the Merger.

               (b) The business of the Company shall be conducted only in the ordinary and usual course and consistent with past practice.

               (c) The Company shall not (I) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or By-Laws or, except as contemplated by this Agreement; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

               (d) The Company shall not (I) except as provided for in subsection 8.1(c), issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares, of capital stock of any class of the Company or its subsidiaries or any other property or assets; (ii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv), except for capital expenditures already budgeted and authorized by the Board of Directors, the Company shall not make any acquisition of, or investment in, assets, notes or stock of any other person, other than investments of the Company's surplus cash in the usual and ordinary course of business in short-term money market investments such as prime commercial paper, insured certificates of deposit and U.S. Treasury securities;

               (e) The Company shall not grant any severance or termination pay to, or enter into any employment or severance agreement or any change-of-control agreement with any director, officer or other employee of the Company, except for the current agreements between (1) the Company and David Post, and (2) the Company and Allen Christopher; and the Company shall not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (f) The Company shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims or prepay any outstanding indebtedness;

               (g) The Company shall not make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to EVRO Subsidiary, except in the ordinary and usual course of business;

               (h) The Company will not enter into an agreement to do any of the foregoing; and

               (I) The Company shall not incur, assume or guarantee any indebtedness for borrowed money or enter into any lease obligation except in the ordinary and usual course of business.

       7.2. Board of Directors of the Purchaser. The Board of Directors of the Purchaser shall recommend to its shareholders the approval of the Merger.

       7.3. Meetings of the Company's and Purchaser's Stockholders. The Company and Purchaser will take all action necessary in accordance with applicable law and their respective Certificates and By-Laws to convene meetings of their shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company and Purchaser shall recommend such approval and the Company and Purchaser shall take all lawful action to solicit such approval. At any such meeting of the Company, all of the Shares then owned by the Stockholders will be voted in favor of the Merger and each Stockholder will use his best efforts lawfully to cause all Shares owned by his affiliates and members of his immediate family to be voted in favor of the Merger. Any proxy or information statement issued by the Company and Purchaser with respect to such meeting of shareholders, at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, the Purchaser and EVRO Subsidiary shall: (a) promptly make any required Regulatory Filings with respect to the Merger; and (b) use their respective best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

       7.5. Access. Upon reasonable notice, the Company shall afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, the Company shall furnish promptly to the Purchaser all information concerning its business, properties, financial affairs and personnel as the Purchaser may reasonably request, provided that no investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by the Company. the Purchaser will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, the Purchaser will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section
7.4 unless such information (I) was already known to the Purchaser prior to its execution of this Agreement with the Company, (ii) is or becomes generally available to the public other than as a result of disclosure by Purchaser, EVRO Subsidiary or its Representatives. Upon any termination of this Agreement, Purchaser and EVRO Subsidiary will, and will cause its Representatives to, collect and deliver to the Company, or destroy, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

       7.6. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the properties, financial condition or results of operations of the Company or any subsidiary to which the Company or any of its subsidiaries is a party and (b) any material adverse change in the financial condition or results of operations of the Company or any subsidiary. The Company shall give prompt notice to the Purchaser of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

       7.7. Publicity. The initial press release shall be a joint press release; thereafter and prior to the Closing, the Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto. On and after the Closing Date, no press release or public statement shall be made with respect to the transactions contemplated hereby except by the Purchaser or with the prior approval of the Purchaser.

       7.8. No Solicitation. The Company shall not, nor shall it direct, authorize, suffer or permit any of its officers, directors, employees, representatives, agents or affiliates, directly or indirectly, to solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors as advised by counsel, continue, or participate in any way in, discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser or any affiliate or associate of the Purchaser) concerning any merger, sale of material assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary of the Company. The Company will promptly communicate to the Purchaser the terms of any proposal or inquiry which it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations, inquiry, contact or discussions initiated with the Company. The Company will promptly request the return of any confidential information with respect to the Company furnished to any person pursuant to any confidentiality agreement which provides for the return of such information at the request of the Company and will take appropriate action to enforce the confidentiality provisions of any such agreement.

       7.9. Termination of Certain Agreements. Each of the Stockholders agrees that prior to the Effective Time each, if any, of the employment agreements to which they are a party shall, subject to the terms and conditions of this subsection, be terminated and such Stockholder shall have no further obligations or rights thereunder, and the Company agrees on its behalf that prior to the earlier of the Closing or the termination of this Agreement, the Company will take no action pursuant to such agreements which is inconsistent with the transactions contemplated by this Agreement. Each Stockholder, and the Company, agrees to execute any additional documentation that may be necessary to effectuate the termination of such employment agreements as contemplated by this Section. Each, if any, Stockholder's agreement to terminate his or her employment agreement with the Company is contingent upon a new mutually agreed-upon employment agreement being executed by and between such Stockholder and the EVRO Subsidiary prior to the Effective Time.


                                ARTICLE VIII

                                 Conditions

       8.1. Conditions to Obligations of the Purchaser and/or EVRO Subsidiary. The obligations of the Purchaser and/or EVRO Subsidiary to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser and/or EVRO Subsidiary to the extent permitted by applicable law:

               (a) Stockholder Approval. This Agreement shall have been duly approved by the holders of at least ninety percent (90%) of the common stock of the Company, in accordance with applicable law and the Certificate and By- Laws of the Company;

               (b) Representations and Warranties. The representations and warranties of the Company shall be in all respects true, accurate and complete and the Purchaser shall have received certificates to that effect for each of them;

               (c) Conversion of Notes Payable and Preferred Stock. At least ninety percent (90%) of the Company's notes payable have been converted into shares of the Company's common stock prior to Closing. If at the time of Closing an aggregate of ninety percent (90%) of the Company's notes payable have not been converted into shares of the Company's common stock prior to Closing, then this Agreement shall, in the sole discretion of Purchaser, become null and void, the cash payments made by Purchaser to the Escrow Agent, pursuant to Sections 5.1(C) and (d) of this Agreement, shall be returned to Purchaser, and the Company shall be solely responsible for any and all sums due and payable to Jefferies & Company, Inc., and David A. Post.

               (d) Governmental and Regulatory Consents. All regulatory filings and other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company and the Purchaser and/or EVRO Subsidiary shall have been made or obtained (as the case may be);

               (e) Litigation. No United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order") and no litigation shall have been commenced seeking to enjoin the consummation of this Agreement or the effectiveness of the Merger; and

               (f) No Default. The Company and the Stockholders shall have performed or complied in all material respects with all covenants required by this Agreement to be performed by it on or prior to the Closing except as otherwise agreed to by the Purchaser and/or EVRO Subsidiary in writing.

       8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

               (a) Stockholder Approval. This Agreement shall have been duly approved by the stockholders of Purchaser in accordance with applicable law and the Certificate and By-Laws of the Company;

               (b) Governmental and Regulatory Consents. All regulatory filings and other filings required to be made prior to the Effective Time by the Purchaser and/or EVRO Subsidiary with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Purchaser and/or EVRO Subsidiary from governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Purchaser and/or EVRO Subsidiary and the consummation of the transactions contemplated hereby by the Purchaser and/or EVRO Subsidiary and the Company shall have been made or obtained (as the case may be);

               (C) Order. No litigation shall have been commenced seeking to enjoin the consummation of this Agreement or the effectiveness of the Merger.

               (d) Representations and Warranties. The representations and warranties of the Purchaser and/or EVRO Subsidiary shall be true and correct in all material respects as of the date made and as of the Effective Time.


                                 ARTICLE IX

                                 Termination

       9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of the Purchaser and the Company, by action of their respective Boards of Directors.

       9.2. Termination by Either EVRO Subsidiary or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either EVRO Subsidiary or the Company if the Merger shall not have been consummated by December 31, 1995; provided, however, that the right to terminate this Agreement under this Section 9.2 shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

       9.3. Termination by EVRO Subsidiary. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of EVRO Subsidiary, if (I) the Company or any Stockholder shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company and the Stockholders at or prior to such date of termination, or (ii) if any court of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, or if any statute, rule or regulation is enacted, promulgated or deemed applicable which makes the consummation of the transactions contemplated by this Agreement illegal.

       9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, if (I) EVRO Subsidiary shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by EVRO Subsidiary at or prior to such date of termination or (ii) there shall exist the circumstances described in Section 9.3(ii).

       9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.2 and Section 10.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

       9.6. Expense Payment. In the event of termination of this Agreement or abandonment of the Merger pursuant to this Article IX, each party to this Agreement shall bear his or its own expenses relating to or arising out of this Agreement.

       9.7. Extension; Waiver. At any time prior to the Closing, the Company and EVRO Subsidiary may (I) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other party or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                                  ARTICLE X

                                 Tax Matters

       10.1. Definitions. The term "Taxes", as used in this Agreement, shall mean all federal, state, local or foreign taxes, assessments, interest, penalties or deficiencies, duties, fees and other governmental charges or impositions of each and every kind whether assessed against or measured by properties, occupation, assets, wages, purchases, transfers, payments, sales, use, gross receipts, value added, business, capital stock, surplus, income, franchise, license, accumulations or otherwise in each case whether disputed or not, including any such liability, however measured, of any member or former member of a consolidated or combined group of which the Company or any of its subsidiaries is or was a member.

       10.2. Tax Representations. The Company hereby represents and warrants to Purchaser and EVRO Subsidiary that except for the items listed on Schedule 10.2, attached hereto and made a part hereof, that:

               (a) The Company and any corporation with regard to which the Company is a successor in interest and every other entity included in a federal, state or local consolidated or combined income tax return filed by or otherwise including the Company has duly and timely filed, or, with respect to such returns due to be filed after the date hereof, will duly and timely file, with the appropriate government agencies or authorities, all returns and reports of each and every kind relating to Taxes required to be filed (the "Tax Returns"), and all Tax Returns are true, correct and complete in all respects.

               (b) All Taxes of the Company have either been (I) properly and fully paid to the extent due and payable, or (ii) adequately reserved (in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years) for any and all periods. The Company has not requested any extension of time within which to pay any Taxes or file any Tax Return except to the extent that such Taxes have since been paid or such Tax Return has since been filed. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company and no power of attorney granted by the Company with respect to any Tax matter is currently in force. There is no claim or deficiency for any Taxes which has been threatened or asserted against the Company.

       10.3. Certain Representations of Purchaser and EVRO Subsidiary. Purchaser and EVRO Subsidiary each represents and warrants to the Company that:

               (a) Following the Merger, Purchaser will be in control of EVRO Subsidiary within the meaning of Section 368(C) of the Internal Revenue Code of 1986, as amended.

               (b) Following the Merger, EVRO Subsidiary will not issue additional shares of its stock that would result in Purchaser losing control of EVRO Subsidiary within the meaning of Section 368(C) of the Code.

               (c) Purchaser has no plan or intention to liquidate EVRO Subsidiary; to sell or otherwise dispose of the stock of EVRO Subsidiary; or to cause EVRO Subsidiary to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for the dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

               (d) Following the Merger, EVRO Subsidiary and Purchaser will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

               (e) Notwithstanding anything to the contrary contained herein, EVRO Subsidiary and the Purchaser shall have the right to utilize the Company's trademarks, logos and other similar assets, and immediately following Closing it is EVRO Subsidiary's intention to change its name to CHANNEL AMERICA TELEVISION NETWORK, INC.



                                 ARTICLE XI

                          Miscellaneous and General

       11.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

       11.2. Modification or Amendment. Subject to the applicable provisions of the FCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

       11.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of the other party and may be waived only by such other party.

       11.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed by facsimile signature and in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

       11.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

       11.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to EVRO Subsidiary, addressed to EVRO Subsidiary c/o Stephen H. Cohen at 90 Presidential Plaza, Syracuse, New York 13202; if to the Company, addressed to the Company at 397 Post Road, Darien, Connecticut 06820, attention: Mr. David
A. Post; or to such other persons or addresses as may be designated in writing by the party to receive such notice.

       11.7. Entire Agreement; Assignment. This Agreement together with the schedules, the Stock Purchase Agreement dated the 13th day of July, 1995, and the Escrow Agreement dated the 13th day of July, 1995 (I) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (ii) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereof.

       11.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

       11.9. Indemnification. Purchaser agrees to indemnify and hold harmless the Stockholders, the Officers, agents and the Board of Directors of Company from and against any damages, costs, losses, liabilities or expenses suffered or paid directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred or sustained by or against any of them with respect to any matter relating to the Merger which arises after the Effective Time in connection with the Purchaser, the Company or the EVRO Subsidiary.

       11.10. Survival of Indemnity. The obligations to indemnify and hold harmless pursuant to Section 11.9 shall survive the Effective Time.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.



EVRO CORPORATION


By: /s/ Daniel M. Boyar
    -----------------------------------------------------

EVRO NETWORK, INC.


By: /s/ Daniel M. Boyar
    -----------------------------------------------------
   Daniel M. Boyar, President and Chief Executive Officer


CHANNEL AMERICA TELEVISION NETWORK, INC.


By: /s/ David A. Post
    -----------------------------------------------------
    David A. Post, Chairman


    /s/David A. Post
    -----------------------------------------------------
    David A. Post, Key Stockholder


    -----------------------------------------------------
    Lance Laifer, Key Stockholder


    /s/ Donald Kushner
    -----------------------------------------------------
    Donald Kushner, Key Stockholder


    /s/ Burton W. Kanter
    -----------------------------------------------------
    Burton Kanter, Key Stockholder

    /s/ R. M. Pace
    -----------------------------------------------------
    Randolph Pace, Key Stockholder


    -----------------------------------------------------
    Howard White, Key Stockholder

    -----------------------------------------------------
    Elvin Feltner, Key Stockholder


    /s/ Thomas L. Kempner
    -----------------------------------------------------
    Thomas Kempner, Key Stockholder

                                 SCHEDULE I



Lance Laifer - For 1) Wolfson Equities, 2) Hilltop Partners, L.P., 3) Haussmann Holdings, N.V., 4) Grosvenor Multi- Strategy Fund

Donald Kushner - For The Kushner Locke Company

Burton Kanter - For 1) Burton Kanter, 2) Walnut Capital Corp., 3) Windy City Communications, 4) Holding Company

Randolph Pace - For 1) Al-Kim Pension Plan, 2) Al-Kim Pension Plan and Trust,
3) Randolph and Judith Pace, 4) KAM Group, Inc., 5) KAM Consulting, 6) Judith Pace as Custodian for Allison Pace, 6) Judith Pace as Custodian for Kimberly Pace, 7) Fish Funding

Thomas Kempner - For 1) Thomas L. Kempner & William A. Perlmouth Trustees u/w Carl M. Loeb Trust f/b/o Margaret L. Kempner Children, 2) Thomas L. Kempner & William A. Perlmouth Trustees u/w Carl M. Loeb Trust f/b/o Carl L. Kempner, 3) Thomas L. Kempner & William A. Perlmouth Trustees u/w Carl M. Loeb Trust f/b/o Thomas H. Kempner, 4) Thomas L. Kempner & William A. Perlmouth Trustees u/w Carl M. Loeb Trust Alan H. Kempner, Jr., 5) Thomas L. Kempner & William A. Perlmouth Trustees u/a f/b/o Thomas L. Kempner Children, 6) Thomas L. Kempner & William A. Perlmouth u/a f/b/o Alan H. Kempner Children, 7) Margaret L. Kempner, 8) Doris C. Kempner

Howard White - For 1) Howard White, 2) Inversiones Globals, S.A.

                               SCHEDULE 6.1(b)

Outstanding Options of the Company:

       1. Allen Christopher - (a) 68,238 shares at $.02 per share, no expiration date; (b) 34,000 shares at $.02 per share upon Senior Debt Holders conversion to equity, no expiration date.

       2. Joseph Carolei - (a) 34,119 shares at $.02 per share, no expiration date; (b) 17,000 shares at $.02 per share upon Senior Debt Holders conversion to equity, no expiration date.

       3. Jack Schatz - (a) 5,000 shares at $.02 per share, no expiration date; (b) 5,000 shares at $.02 per share, no expiration date.

       4. Allison Scott - 7,000 shares at $14.00 per share, expires January 31, 1996.

Shares Reserved For Issuance:

       1. 22,838,040 shares of common stock are reserved for the conversion of Notes Payable, Preferred Stock and other debt into common stock.

                               EXHIBIT 6.1(g)

1.     The Marlin Entertainment Group, Ltd., v. Channel America
       Television Network, Inc. f/k/a Channel America LPTV
       Holdings, Inc.  United States District Court, Southern
       District of New York.

2.     Avery Scheiner versus Channel America LPTV Holdings.
       New York County Supreme Court, Civil Branch.

                                SCHEDULE 6(m)

1.     Garden Homes Darien Street Limited Partnership and
       Channel America, Ltd. - Lease of office space.

2.     IDB Communications Group, Inc. and Channel America
       LPTV Inc.

3.     AT&T Corp. And Channel America Television Network, Inc.

4. Allen Christopher - Employment agreement regarding fees due upon sale of Company.

                                EXHIBIT 6(o)

1.     Personal Property:
       (a) At 397 Post Road, Darien, CT.: (I) various office equipment - desks, tables, bookcases, file cabinets, computers calculators, copy machine, telephone system, etc. (ii) tape editing equipment, video tape, film and program video tapes, televisions, satellite receiving dish, etc.

       (b) At IDB Communications Facilities, various film and program video tapes.

       (c) Owned Broadcast Station Equipment: (I) Savannah, GA, questionable condition, damaged; (ii) Lincoln, NE, questionable condition, damaged; (iii) Huntington, WV, questionable condition, damaged.

2.     Intangible Personal Property - no significant property.

3.     Material Licenses or Agreements - FCC granted licenses:

       (a) Savannah, GA, Channel 55
       (b) Lincoln, NE, Channel 67
       (c) Rochester, NY, Channel 40
       (d) Syracuse, NY Channel 14
       (e) Huntington, WV Channel 55





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                                EXHIBIT 6(s)

   Material insurance policies:
       ITT Hartford - Umbrella Liability Policy
       ITT Hartford - General Liability Policy
       ITT Hartford - Workers Compensation and Employees
       Liability Policy
       CBIA, Aetna Life Insurance Company - Employees Medical
       Coverage





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                                EXHIBIT 10.2(a)

1990 - Federal Tax Return
       New York State Franchise Tax Return
       New York City Corporation Tax Return

1991 - Federal Tax Return
       New York State Franchise Tax Return
       New York City Corporation Tax Return

1992 - Federal Tax Return
       New York State Franchise Tax Return
       New York City Corporation Tax Return

1993 - Federal Tax Return
       New York State Franchise Tax Return
       New York City Corporation Tax Return

1994 - Federal Tax Return
       New York State Franchise Tax Return
       New York City Corporation Tax Return
       Connecticut Tax Returns





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